EXHIBIT 4.3
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THIS SUBSCRIPTION AGREEMENT is made the ___ day of December, 2000, BETWEEN:

(1) the CDKnet.com, Inc., a company incorporated in the state of Delaware, the United States of America, with an office at 250 West 57th Street, New York, New York 10019 U.S.A. ("CDK"); and

(2) Mr. Masaki Hashimoto, an individual with an address at 2-3-35 Nishizaka Tsashima Okayamacity Okayana Japan, ("Subscriber")


FOR VALUE RECEIVED, EACH PARTY HERETO HEREBY AGREES as follows:

1. Subscriber hereby agrees and undertakes to subscribe for, and agrees to purchase, 14,736,842 shares of common stock of CDK (the "Subscription Shares") at the price of Nineteen Cents (US$0.19) per share (the "Subscription Share Price"), subject to the terms and conditions contained in this Agreement.

2. The aggregate Subscription Share Price for the Subscription Shares is US$2,800,000.00 and shall be paid as follows:

         (i)   On or before December 20, 2000 the sum of US$500,000.00;

         (ii)  On or before January 10, 2001 the sum of US$500,000.00;

         (iii) On or before January 30, 2001 the sum of US$300,000.00;

         (iv)  On or before February 15, 2001 the sum of US$150,000.00;

         (v)   On or before February 28, 2001 the sum of US$150,000.00;

         (vi)  On or before March 15, 2001 the sum of US$150,000.00;

         (vii) On or before March 30, 2001 the sum of US$150,000.00;

         (viii)On or before April 15, 2001 the sum of US$150,000.00;

         (ix)  On or before April 30, 2001 the sum of US$150,000.00;

         (x)   On or before May 15, 2001 the sum of US$150,000.00;

         (xi)  On or before May 30, 2001 the sum of US$150,000.00;

         (xii) On or before June 15, 2001 the sum of US$150,000.00; and

         (xiii)On or before June 30, 2001 the sum of US$150,000.00.

The receipt by CDK (via facsimile) of a bank confirmation of a wire transfer of funds to a CDK account (as instructed by CDK to Subscriber) by the date set above will satisfy the payment requirement, but only if CDK collects such funds within two business days of the date of such wire instructions (or, in the case of a provable bank error, then as long as it takes to correct the bank error provided Subscriber uses his best efforts to correct such error).

         3. Stock certificates for an amount of Subscription Shares representing the pro rata portion of the Subscription Shares in respect of each payment shall be delivered to Subscriber promptly after collection by CDK of the payment of such shares.

         4. All of the subscription funds received by CDK pursuant to this Agreement will be used by CDK to purchase stock of ValueFlash.Com, Incorporated.

         5. In the event that the financial circumstances of CDK improves to the point that CDK no longer believes that it requires additional financing pursuant to this Agreement, then CDK will notify Subscriber of such change in condition, and Subscriber will then have the option, exercisable in his discretion within thirty (30) days of receipt of such notice, to terminate this Agreement but retain the registration rights in connection with the Subscription Shares already purchase.

         6. In the event that Subscriber fails to timely make any payment due hereunder, CDK has the right, exercisable within thirty (30) days of such failure, to terminate this Agreement, and the further right, exercisable in part or in whole and from time to time, at any time through September 30, 2001, to repurchase the Subscription Shares delivered to Subscriber for the repurchase price of the lower of (x) US$0.19 or (y) market price at the time of repurchase.

         7. In the event that Subscriber timely makes all payments due hereunder, then CDK agrees that it will make a filing with the Securities Exchange Commission by no later than September 30, 2001 to register all of the Subscription Shares.

         8. The shares to be issued hereunder, which shall be imprinted with a legend restricting their transfer unless the same is registered with the Securities and Exchange Commission under the Securities Act of 133, as amended, or in the opinion of parent's counsel, registration is not necessary, are being received by Subscriber for investment purposes and not with a view to, or in connection with, any distribution thereof in violation of any securities laws. Subscriber agrees and acknowledges that no representations or promises have made in connection with CDK or the Subscriber Shares, and that he has been investigated and performed due diligence on CDK to his complete satisfaction.

         9. Subscriber may assign his rights and obligations under this Agreement to any entity in which he is a principal provided that CDK received no less than three (3) business say notice of such assignment.

         10. The parties agree that they will negotiate in good faith to complete a more formal agreement on the subject matter hereof by thirty (30) days from the date hereof. If, however, no such more formal agreement is entered, then this Agreement will continue in full force and effect.

         11. GENERAL

         (a) Nothing in this Agreement shall create, or be deemed to create, any partnership or the relationship of principal and agent or employer and employee between the parties.

         (b) This Agreement sets out the entire agreement and understanding between the parties in relation to the transactions hereby contemplated, and supersedes all previous agreements, arrangements and understandings between them with regard to such transactions and neither party is entering into this Agreement or any of the arrangements contemplated hereby in reliance upon any representation or warranty not expressly set out in this Agreement.

         (c) No provision of this Agreement may be amended, modified, waived, discharged or terminated otherwise than by the express written agreement of the parties hereto nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party not in breach.

         (d) No failure or delay by either party in exercising any rights, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         (e) The rights and remedies of the parties herein provided are cumulative and not exclusive of any rights and remedies provided by law.

         (f) Each party shall be responsible for its own costs incurred in connection with the negotiation, preparation, execution and carrying into effect of this Agreement.

         (g) Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by agreement in writing between or on behalf of the parties.

         (h) In the event that any provision of this Agreement is held to be unenforceable, illegal or invalid by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions shall not be affected nor shall any subsequent application of such provisions be affected. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

         (i) This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original but such counterparts or duplicates shall together constitute one and the same agreement.

         (j) Each of the parties hereto shall do, execute and perform all such further deeds, documents, acts and things as the other party may reasonably require to put into effect the transactions contemplated by this Agreement.

         (k) All provisions of this Agreement shall so far as they are capable of being performed and observed continue in full force and effect notwithstanding completion except in respect of those matters then already performed.

         (l) Any notice required to be given under this Agreement shall be sufficiently given if delivered personally or forwarded by internationally recognized overnight couriers or sent by facsimile transmission to the relevant party at its address or fax number set out above (or such other address as the addressee has by five days prior written notice specified to the other parties). Any notice delivered personally shall be deemed to have been served at the item of delivery. Any notice sent by internationally recognized overnight couriers shall be deemed to have been served 3 business days after the time at which it was delivered to the courier, the tracking receipt shall be sufficient to prove such service and notices sent by facsimile transmission shall be deemed to have been served one business day after transmission.

         (m) This Agreement shall be governed by and construed in all respects in accordance with the laws of the state of New York in the United States of America ("New York") and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of New York.

         AS WITNESS the parties hereto have caused this Agreement to be executed the day and year first above written.


CDKNET.COM, INC.


By:      /s/ Steven A. Horowitz                      /s/ Masaki Hashimoto
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Name:    Steven A. Horowitz                          Masaki Hashimoto
         Title: CEO and President